Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Center Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 33-72176, No. 333-37436, No. 333-37434 and 333-116174 on Form S-8 and Registration Statements No. 33-72178, No. 333-100884 and No. 333-119932 on Form S-3 of Center Bancorp, Inc. of our reports dated March 8, 2006, relating to the consolidated statements of condition of Center Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are incorporated by reference in the December 31, 2005 Annual Report on Form 10-K of Center Bancorp, Inc.

Our report dated March 8, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Center Bancorp, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

The Corporation has identified a material weakness in internal control over financial reporting as of December 31, 2005 related to accounting for income taxes. Specifically, the Corporation did not employ an adequate number of skilled personnel in its tax department to prepare the reconciliation of internal tax schedules to the general ledger and supporting documentation in a timely manner, and there was inadequate and ineffective analysis and management review of the relevant documentation supporting the deferred tax accounts related to the accounting for an acquisition of a business. As a result, material misstatements were identified in the Corporation’s deferred tax assets and liabilities and income tax expense accounts. Further, there was more than a remote likelihood that a material misstatement of the Corporation’s interim or annual financial statements would not be prevented or detected.

KPMG LLP

Short Hills, New Jersey
March 15, 2006